Exhibit 99.1

4 July 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

KWE ACHIEVES PRACTICAL COMPLETION AT 129,300 SQ FT BAGGOT PLAZA
OFFICE DEVELOPMENT FULLY LET TO BANK OF IRELAND

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) an LSE listed property company that invests in real estate across the UK, Ireland, Spain and Italy, has achieved a milestone at its Baggot Plaza, Dublin 4 office development, reaching practical completion and handing the building over to the Governor and Company of the Bank of Ireland (“Bank of Ireland”).
In May 2015, KWE entered into an agreement for lease with Bank of Ireland for a new 25-year lease for the entire building, at a headline rent of €47.50 psf, with a tenant break option at year 20 and a rent free period from practical completion of 11 months.
Baggot Plaza is a key property in KWE’s Dublin CBD office portfolio, which includes 10 offices, totalling 0.6 million sq ft, with an aggregate portfolio value of €496.2 million. This portfolio is 99% occupied with a WAULT of 12.0 years (14.3 years to expiry). KWE’s broader Dublin office portfolio, including its offices in the South Dublin suburbs, encompasses a total of 15 offices over 0.9 million sq ft, with an aggregate portfolio value of €589.9 million, generating an NOI of €29.6 million. This wider Dublin office portfolio is 95% occupied with a WAULT of 10.7 years (13.5 years to expiry).
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“To deliver such a comprehensive redevelopment on time in only 15 months and to be able to come within budget, given all the supply side constraints in the Dublin construction market, is a significant achievement by our development team.
“Our Dublin office portfolio has high occupancy with robust long-term income to excellent covenants in desirable locations in Dublin’s CBD and South suburbs. While it is too early to assess the speed and magnitude of UK’s decision to exit the EU, Dublin is well placed to benefit from job relocations or new foreign direct investment opportunities that may arise.”
Peter McKenna, Head of Development for Kennedy Wilson Europe, commented:
“We have worked in partnership with the Bank of Ireland and John Sisk & Sons, our main contractor, to ensure that all the teams could meet the aggressive practical completion deadline.
“We are pleased to have facilitated the Bank of Ireland’s teams to commence fit out works in conjunction with our construction to facilitate early access.”
-Ends-
Baggot Plaza background information
Baggot Plaza located at 27-33 Baggot Street, Dublin 4, was originally a 91,600 sq ft 1970s office across three buildings. KWE achieved planning permission in March 2015 to increase the building to 129,300 sq ft and construction commenced the same month. The redevelopment kept the shell of the original building and comprises three blocks: Block A (64,900 sq ft) which fronts on to Fleming Place, Block B (42,800 sq ft) which interconnects Block A and B and facilitates access to both Baggot Street and Fleming Place, as well as Block C (21,600 sq ft) which fronts on to Baggot Street.
For further information, please contact:

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/ Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2.5 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy Wilson.
Kennedy Wilson (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, the Company also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com